Exhibit 99.1

APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
MANAGEMENT DISCUSSION SECTION
Operator: Good morning, and welcome to APAC’s First Quarter 2010 Earnings Conference Call and Webcast. This call is being recorded. At this time, I would like to turn the call over to Ms. Harriet Fried of LHA. Please go ahead, ma’am.
Harriet C. Fried, Vice President/New York Office, Lippert/Heilshorn and Associates
Good morning, and thanks for joining us for the first quarter 2010 conference call for APAC Customer Services. The company issued a press release yesterday afternoon containing financial results for the quarter. This release is available on APAC’s website as well as on various financial websites.
Company representatives on today’s call are Mike Marrow, President and Chief Executive Officer, and Andrew Szafran, Senior Vice President and Chief Financial Officer.
Before opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties, and other factors that could cause the company’s actual results to differ materially.
Yesterday’s earnings release and the company’s annual report on Form 10-K for the fiscal year ended January 3, 2010 discuss some of these factors. The company’s forward-looking statements speak only as of today’s date.
To supplement the company’s consolidated financial statements, APAC uses EBITDA, a measure defined as a non-GAAP financial measure by the SEC. A reconciliation of these results to GAAP is attached to yesterday’s earnings release and additional information can be found on APAC’s annual report on Form 10-K for the fiscal year ended January 3, 2010.
The company has posted a downloadable presentation to accompany the webcast in the Investor Relations section of its website. The presentation can be viewed in the webcast section of APAC’s Investor Relations website by clicking on the link shown under the title Today’s Event. It will be posted under Investor Presentations after this call.
I would like now like to call turn the call over to Mike Marrow. Go ahead please, Mike.
Michael P. Marrow, President and Chief Executive Officer
Okay. Thank you, Harriet, and thanks everyone for joining us on our first quarter conference call. As we noted in our press release, we had a very solid quarter and we’re off to another good year. Andrew Szafran, our Chief Financial Officer, is going to provide additional detail around our results during the course of today’s call.
Before he gets started, I would like to briefly comment on our guidance for 2010 as well as the class action settlement we discussed in our press release. As we noted in our press release, we are reaffirming our guidance for 2010, where we expect revenue to be in the range of $320 to $330 million and our full year EPS to be in the range of $0.44 to $0.46.
With Q1 revenue exceeding consensus by nearly $4 million and EPS exceeding consensus by $0.01, some may think that we’re being overly conservative with our guidance. Although we don’t provide quarterly guidance, I think it’s important to note that historically our first and fourth quarters have been the strongest.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
Consensus has us with EPS at $0.11 each of the four quarters this year. That flat $0.11 per quarter does not quite line up with the seasonality we have seen in past years. Again, historically our EPS is higher in the first and fourth quarters as compared to the second and third quarters.
Let me now address our decision to settle the collective action suit that was filed against us. Our estimates of the cost of defending and winning this litigation, which we firmly believe would have been the outcome, reached the point where the total future costs would have exceeded the costs to settle the case now. Also, settling at this stage avoids the tremendous distraction to our business associated with having to defend this type of litigation. With this behind us, we can be laser focused on producing great results.
So now I’m going to turn the call over to Andrew to discuss our results for the first quarter. Following Andrew’s discussion, I would like to review some of the successes we’ve had in the first quarter. After that, we’ll open the call to questions. So Andrew, take it away.
Andrew B. Szafran, Senior Vice President and Chief Financial Officer
Thanks, Mike. Our results for the quarter are really good and I’m pleased to walk everyone through the numbers. For those of you following along via the webcast, my commentary begins on page 5 of the presentation.
First quarter 2010 revenue of $85.3 million was up 16.4% from 73.2 million in the first quarter of 2009. Our growth came both organically from existing clients as well as from new clients signed up in the back half of last year.
Gross profit in Q1 was quite strong at $20.4 million with a gross margin of 24% compared to a gross profit of 18.6 million or a 25.3% gross margin in the prior year’s quarter. Gross margins are also up sequentially from the 20.1% level of the fourth quarter. This reflects our progress in ramping up new business.
Our operating expenses increased this quarter to $10.5 million or 12.4% of sales from 7.7 million a year ago. However, this amount includes a charge of $2.4 million to settle the previously disclosed collective action.
Looking at our expenses without the legal settlement shows operating expenses as a percentage of revenues at 9.6%, which is a very nice improvement over the comparable 10.5% in Q1 of 2009.
Our IBT was $10 million for Q1 of 2010 compared to 10.8 million from our exceptional performance a year ago. As a percentage of sales, our IBT or pre-tax profit was 11.75% and above the midpoint of our expected operating range of 9 to 13%, even with the legal settlement.
Our results from operations yielded net income for the first quarter of $6.6 million or $0.12 per fully diluted share, compared to net income of 10.6 million or $0.20 per fully diluted share in the first quarter of ‘09. Keep in mind that we recorded income tax expense in the first quarter of this year of $3.5 million versus 0.2 million last year.
Moving onto EBITDA, we were down slightly by $0.6 million at 13.1 million from 13.7 million. This amount includes the $2.4 million charge for the legal settlement. On a percentage of sales basis, EBITDA was 15.4%, which keeps APAC as one of the top performers in the industry. The company continued to invest in the business and generated positive cash flow during the quarter. We spent $2.4 million in net capital expenditures related to new business and on our IT infrastructure, versus 3.4 million in the first quarter of 2009.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
We also had $40.7 million of cash on hand versus 0.8 million a year ago and versus 20.6 million at year-end. That’s an improvement of $40 million from a year ago and $20 million since last quarter.
I would also like to point out that our days sales outstanding, or DSO, was 38 days for the quarter, which is exceptionally low. We did receive an early payment from one of our clients, and if we adjust our DSO to compensate for that early payment, it would calculate to be 44 days.
Our expectation is that we will run our DSO in the mid-to-high 40s. One last note is on taxes. Our book effective tax rate for the quarter was 34.5% versus the 38% that we had planned. This improvement was driven by higher tax credits and we expect to sustain a 35% effective tax rate for the medium term.
We also expect to pay cash taxes at a lower rate of 5% due to our NOL carry forward and other tax credits. So with my review of the numbers completed, I will turn the call back over to Mike.
Michael P. Marrow, President and Chief Executive Officer
Thank you, Andrew. Great report. So on every earnings call we have had for the past couple of years, we’ve reminded everyone of our 4 priorities. Our first priority is to continually enhance the quality, dependability, and overall value of the services we provide for our clients.
Our second priority is to maintain a constant focus on eliminating waste and reducing overhead so we can operate as efficiently as possible. Our third priority is to continue to win business with both new logo companies and existing clients. Our fourth priority is to ensure we continue to develop and recruit talented people to operate the business and service the needs of our clients both today and into the future.
With respect to improving quality, dependability, and overall value for our clients, you will see on slide 7 that we have recently been ranked number 1 in 13 of 18 categories by the Black Book of Outsourcing.
For those of you not familiar with the Black Book, they’re part of Datamonitor and the rankings are based on surveys of companies that actually use outsourcing services. They have a number of categories, such as best inbound agency, best outbound agency, and so on. The category where we scored tops in 13 of 18 criteria is end-to-end call center outsourcers.
We’re very pleased with our rankings, and that said, we know there’s always room for improvement and we will continue to make it our first priority to continue to enhance the quality, dependability, and overall value of the services we provide to our clients.
With respect to our second priority of operating as efficiently as possible, we continue to examine every opportunity to take waste out of the business and drive the strong margins. This is important for all our stakeholders, including shareholders, clients, and employees.
Our third priority, winning new business, we’ve had good success over the last several quarters. We have added business from existing clients and new clients alike. We have a strong pipeline and we expect to continue to close new business as the year progresses. As you know, for competitive reasons, we generally don’t announce the names of our clients.
If you’ve seen our recent press releases, you’ve probably noted that we have had some great success on our fourth priority as well. We’ve brought on Ruth O’Brien to oversee our Client Solutions team. Many companies call this account management, and at those companies, the primary function is one of sales. At APAC, the Client Solutions’ number one priority is to truly understand the needs of our clients and translate those needs into service delivery solutions.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
We believe, and the results have demonstrated, that the best path to growth is excellence in service delivery. To ensure that we continue to deliver that excellence on a daily basis, Mike Politz has joined our team as leader of North American operations. Mike and Ruth are reporting to Art DiBari, our Senior Vice President of Operations.
We have also brought on a new leader for Human Resources, Eric Tinch. We are a people business and Eric is going to help take us to the next level. Eric is reporting directly to me. Eric, Ruth, and Mike all have deep industry experience, and I’m delighted to have them on the APAC team.
So there’s a lot of good happening at APAC. We are keeping our clients happy. We are adding new business. We are adding superior talent to the team, and we are financially sound. I can go on for some time. However, at this point we will open the call up for questions. Operator, please go ahead.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question comes from our Howard Smith.
<Q — Howard Smith>: Yes, good morning, gentlemen, and congratulations on some very strong results.
<A — Michael Marrow>: Thank you, Howard.
<Q — Howard Smith>: My question, I’m sure you’ve heard your competitors’ calls over the last couple weeks, many of them discussing clients directing them toward weaker volumes, particularly in the communications technology vertical. I’m curious, as you look at your pipeline of existing business and you talk to your customers, are you seeing strength across the board, or are you — is it your new wins that you got last year just offsetting some weakness from client to client that’s enabling you to keep your guidance?
<A — Michael Marrow>: I would characterize us as in good shape across the board. We have heard anecdotally and seen some information that have come from the other calls. I didn’t listen to them; I’m not sure if Andrew did, I don’t think so. But yes, we’re well aware of the softness, especially in the telco industry. We have not been impacted by that at this point. But it’s certainly on our radar screen.
<Q — Howard Smith>: Okay. I’ll leave it there and maybe come back. But I’ll let some other people have a turn.
Operator: Thank you. Our next question comes from Dave Koning [Robert W. Baird].
<Q — David Koning>: Hi guys, great — yeah, great job again.
<A — Michael Marrow>: Good morning. Thank you.
<Q — David Koning>: Yeah, and I guess following up on Howard’s question a little bit, just going through the Q, the communications is actually by far your strongest segment, I think up 6.6 million year-over-year, so it contributed a nice amount of growth. Is that from the new signings that have happened over the last few quarters, or are the volumes actually of those clients also in growth mode?
<A — Michael Marrow>: It’s both. We were up double-digits with all of our clients.
<Q — David Koning>: Okay. Good, good. And then the one vertical that showed a little softness was travel and entertainment. I don’t think any big surprise there. Is that something you expect to get back into growth over the next couple quarters again, or is there anything maybe you can comment on that?
<A — Michael Marrow>: Yeah, I wouldn’t predict timing on it. But for sure it’s an area that is important to us and sort of in our wheelhouse. We pay attention to it. We’re talking to prospective clients and I would see for the future that will certainly be an area of growth for us. Whether it’s in 3 months or 6 months or 9 months, that’s — I’m not going to make those kind of predictions.
<Q — David Koning>: Okay. Sure. And then I guess finally, your seats were pretty close to flat sequentially. So I’m guessing some of the margin strength this quarter was just not having a lot of seat ramps. And I’m just wondering as we look throughout the rest of the year, how do you expect to grow the U.S. seat base and the offshore seat base from where we are today?
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
<A — Michael Marrow>: We do — I think I have talked about this in the past, in the Dominican Republic, we have that pay-by-the-drink setup, so there we can expand seats very easily. The physical facility has plenty of room. We do have space in the Philippines that, not a tremendous amount, but we still have space where we can put cubes in without going out and leasing additional space. We have pockets in the U.S.
And we also have an ongoing strategy effort, call it what you will, to constantly look at all of our sites and say, is there room for another 20 seats here, or 30 seats there? And when you add it across all the sites, it becomes a significant number that we could add without having to go out and greenfield a brand new site.
That said, we have a list of vetted locations, both domestically and internationally. So if a big opportunity comes along that we need to move quickly on, we’re well down the road, we don’t have to go scout locations, we’ve pre-negotiated leases, and so on. So we’re ready to pull the trigger quickly.
<Q — David Koning>: Okay. That’s great color. Is that — so in your guidance, is it assumed that you have the capacity just to ramp any new wins, or within guidance, do you expect to open another center?
<A — Michael Marrow>: It depends on the form of the work that ultimately materializes over the remainder of the year. When we lay out our plan, we make assumptions for growth with existing clients and some wins and so on. And it’s not a perfect science. So we may have an opportunity that we thought would occur and doesn’t, and something different comes up, right?
So it may be more growth with an existing client, so we could squeeze something into a new center versus maybe a brand new client that we might want to start out in their own space. So, to answer your question, we do anticipate later in the year, we’re going to probably be adding some capacity in both domestic and offshore, but in reality that is more for the work we expect to have in 2011 than 2010.
<Q — David Koning>: Okay, great. Thank you.
Operator: Thank you. Our next question comes from Matt McCormack [BGB Securities].
<A — Michael Marrow>: Hello, Matt.
<Q — Matthew McCormack>: Yes. Hi. Good morning. Congratulations for being the only one in your peer group to grow this quarter.
<A — Michael Marrow>: Thanks so much.
<Q — Matthew McCormack>: So just on that, could you give us a bit more color, in terms of the seasonality and which specific verticals you saw strength, because the growth was quite strong and the year-over-year comps were pretty tough as well, so quite impressive.
<A — Andrew Szafran>: Well, you know, Matt, we saw strength in our communications vertical, which was nicely double digits. Our business services was up in the low double-digits, and that’s primarily due to taking over the other site that we talked about towards the end of last year...
<A — Michael Marrow>: Right. And that was a mid-Q4 takeover, so we got a full quarter impact of that in the first quarter.
<A — Andrew Szafran>: Correct. And we showed some growth in healthcare as well. So it was nicely spread amongst our key verticals.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
<A — Michael Marrow>: In general, the seasonality is — in the fourth quarter, you have the package delivery service, obviously that’s their busiest time in the year. The wireless, there’s a lot of wireless in terms of gift giving and so on. So you have new users or people with new devices that have questions and so on; that tends to roll into the first quarter. And the fourth quarter is also a time to prep for the open enrollment season on our healthcare insurance clients, and that really, a lot of training and so on, and in the first quarter the revenue rolls in on that. And second and third quarters don’t have a lot of — those are the softer quarters for those 3 areas.
<Q — Matthew McCormack>: Okay. And then in terms of the margins, again, very, very strong as it was in the year-ago quarter. I mean, should we expect seasonally 1Q to have this type of margins, or is it really kind of a reflection of the higher than expected revenue?
<A — Michael Marrow>: I think that if you look at our business today, we have a good amount of the healthcare business that is — has a lot of work in the first quarter, so that drives the first quarter. And the package delivery and the wireless are sort of softening off in the first quarter, so we’re not — we’ll always have attrition, everyone does. In the first quarter, we have less cost of replacement because we’re sort of trickling down the level of heads to service then. So we’re not faced with the attrition training costs you’d have in the remainder quarters, so, looking at the make-up of our business today, yeah, first quarter is always going to be a strong quarter.
<Q — Matthew McCormack>: Okay. And then if I recall correctly, I think you signed 8 new logos in 2009. Is there any way to anecdotally quantify like where they are in the ramp up? Are they all fully ramped? Are they 75% ramped? Or is there any way to look at that as we head into this year?
<A — Michael Marrow>: Well, I’ll start with they’re all happy. And second is that they’re not all fully ramped. They all have growth opportunities, and the types of clients we look for are ones where we can have a long-term, many year relationship, which we do with a lot of our clients, and continue to grow them year-after-year.
<Q — Matthew McCormack>: Okay. And then my last question, obviously nice cash flow in the quarter with — now with 40 million in cash. So, use of cash, I mean, I doubt you’re going to use that to buy back stock, so I guess if you could I guess comment on the M&A environment in light of, Alorica recently bought Ryla so I mean, is that an indication that things — that deals are going to start getting done, or do you think that was more of a one-off? Any kind of color you can give there would be great.
<A — Michael Marrow>: Sure. There’s been a number of them over the last year or so, right, for sure. And I guess my answer would be that we feel a whole lot better with 40 million in cash than we did a year ago with none. And it opens up lots of opportunities for us. You can think of what they are, right, acquisitions, dividends, what have you, and so we continue — and I mentioned this in the past, and it may have been before you started listening in. But we look at those on a regular basis. And what’s really nice is that we’re in a position now where we can look at all those seriously.
<Q — Matthew McCormack>: All right. Okay. Thank you so much.
<A — Michael Marrow>: You bet.
Operator: Thank you. Our next question comes from Robert Riggs. [William Blair & Company]
<Q — Robert Riggs>: Just one quick question. Thinking about the new business, where is that coming from? Is it more first time outsourcers, are these competitive wins, any notable changes in the type of work that you’re doing for people?
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
<A — Michael Marrow>: No. It’s a combination. I’m thinking about the ones we’ve won and some of them are clients that had like sole source and they want to diversify a little bit. I’m thinking of a client that’s never outsourced before, and I’m thinking of a client that was not very happy and made a switch. So it’s a mix.
<Q — Robert Riggs>: Okay. Any change on the length of sales cycle or the size of the deals that you’re seeing?
<A — Michael Marrow>: No, not really.
<Q — Robert Riggs>: Okay.
<A — Michael Marrow>: The one concession is it’s unpredictable, right. You talk to a client and 4 weeks later you’re working on SOW, and there’s been another one that you’ve been talking to a year, so it really varies. It depends on what their need is and their pain, I think, more than anything else.
<Q — Robert Riggs>: Great. Thank you.
Operator: Thank you. Our next question comes from Michael Kim [Imperial Capital].
<Q — Michael Kim>: Hi, good morning. Just a quick housekeeping question. Can you talk about your expectations for CapEx for the balance of the year and how that might shift with the addition of a greenfield site, if you do end up building that out this year, or initiating that next year? Thanks.
<A — Andrew Szafran>: Michael, I think we’ve said in the past that we expect to spend about 13 to $14 million and in that, we’ve earmarked funds towards the end of the year on new capacity.
<Q — Michael Kim>: And would that CapEx ramp into the following year then with the new capacity?
<A — Michael Marrow>: Yeah, most likely. We wouldn’t just take a 500-seat domestic site if we were — we had business lined up and we knew we were going to need it. We’d get the shell and we would outfit the portion of that capacity we needed. We outfit capacity to be in lockstep with needs, right. So we wouldn’t build 500 seats and put 500 phones and computers in it. We’d put whatever we need for the first tranche of trainees graduating. And then over the course of months or quarters, however the ramp plan looks, we would fill out that capacity to match the need.
<Q — Michael Kim>: Okay. Great. Thank you very much.
Operator: Thank you. [Operator Instructions] Our next question comes from Cynthia Houlton [HFP Capital Markets].
<Q — Cynthia Houlton>: Hi. Just a couple of quick questions. First, could you just discuss employee attrition trends in the different geographies, if you’re seeing any up tick or change to that? And then also on competitive pricing, obviously some of your peers seem to be struggling a little bit in terms of on the demand side within their base of clients. So could you discuss if you’re starting to see anything different on pricing from some of your peers?
<A — Michael Marrow>: Okay. So the first question on attrition is that I know what our numbers are, and I know what our competitors generally run at, and I know what I’ve been at in the past in other organizations, and we do good. We’re, I think, at or near the leader of the pack. One of the things that I mentioned earlier is Eric Tinch coming on, and that is an area that even though we’re out in front, Eric and I have talked about we want to be way out in front, not just a bit out in front.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
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In terms of pricing, it’s a competitive business. There’s no shortage of players out there who claim to be able to do the work. The trick for the clients is find someone who can actually do the work and offers a competitive price, and our pricing is definitely market competitive pricing. If it wasn’t, I don’t think we’d be getting the wins we’re getting.
<A — Andrew Szafran>: And growing the way we’ve been growing.
<A — Michael Marrow>: Right.
<A — Andrew Szafran>: I think just to add on to what Mike is saying, we get market pricing. Our margins that on an operating basis are superior to our competitors, it’s not coming from price. It’s coming from execution. And as we’ve talked about before, better execution leads to happy clients. And one thing that we’re pleased about with our financial stability is it avoids the temptation for us to cut corners in our service delivery. And we’re very proud of that.
<Q — Cynthia Houlton>: Just as a follow-up on your comments on the people side, in terms of keeping attrition down and trying to continue to lead on that front, could you just highlight maybe specifically what are the things you can do to improve attrition, or what are the things you think you can do to make it better? Because obviously we understand what the job is, right. A lot of overnight, a lot of young people, et cetera, et cetera, so what are the tangible things you can do to keep attrition down?
<A — Michael Marrow>: I’m assuming that there may be some of our competitors on this call, and that falls in the category of secret sauce. That’s one of the really competitive areas is keeping attrition down because of the costs involved with replacing employees, as well as the efficiency and quality you get with retaining your employees. So I love the question, but I will not answer it at this point. Thank you.
Operator: Thank you. Our next question comes from Ron Chez.
<A — Michael Marrow>: Good morning, Ron.
<Q>: Good morning, and thank you for your efforts.
<A — Michael Marrow>: Appreciate that.
<Q>: Are you continuing to pursue getting daytime business?
<A — Michael Marrow>: Yes. And by that, you mean to leverage our Philippines sites?
<Q>: Yes.
<A — Michael Marrow>: Yes, we are.
<Q>: Are you making the kind of progress you want to make?
<A — Michael Marrow>: Yeah. We’re doing good.
<Q>: What about other services, are you exploring that, doing any of that?
<A — Michael Marrow>: Yes, we are. The daytime services are primarily off-phone, back office services. We have brought in several people into the organization over the last couple quarters with a great amount of expertise in that area. We have actually wanted some business, and we are engaged in more than a couple meaningful discussions with prospective clients as well as existing clients on doing that type of work. So we’re right on track with where we want to go with that.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
<Q>: It is desirable work from a margin standpoint?
<A — Andrew Szafran>: Very.
<A — Michael Marrow>: We have a guy. I think I mentioned him in a previous call. But I hired someone whose name is Trevor Allen. Trevor reports directly to me, and his job is to help us build that business. And he’s doing a very good job.
<Q>: A digression back to the question about CapEx and your ability to go to several different places for adding capacity. I remember last year there was a question about constantly spending and not leveraging the expenditures, but it seems to me that that’s very constructive, what you’re doing — no pun on the construction part, okay?
<A — Michael Marrow>: Just in time. That’s our philosophy on capacity.
<Q>: Let me see here. Do you anticipate — what is your understanding of how the healthcare legislation or healthcare activities are going to impact volume?
<A — Michael Marrow>: Well, there are people with far more expertise in the healthcare world that don’t have a clue as to what it means. But I think that if there’s — logic says if there’s 30 or 40 million people who haven’t had insurance before and suddenly they have insurance, they’re more likely to call than those who have had insurance for some time, and we would be beneficiaries of that.
<Q>: Last comment. You remain — I’ve asked this before — you remain in the — you do for the first quarter, you remain in the under-promise, over-perform mode?
<A — Michael Marrow>: That is one of our core philosophies, Ron. We’re not going to promise something we don’t believe we can deliver on.
<Q>: Continued good results. Okay. Thanks.
<A — Michael Marrow>: Thank you.
Operator: Thank you. Our next question comes from George Ela.
<Q>: Good morning. Thanks for taking my question. Could you maybe give us some color on the ramp up of the new 2 facilities that you have in the Dominican Republic and the one that you were — you got in Arizona?
<A — Michael Marrow>: Sure. Let’s talk about the one in Arizona first. That was a facility that was wholly occupied by one of our — by our package shipping client. And what we’ve done is isolated the area we perform the work for them and opened up the remaining center for other clients and we have 2 other clients in there currently, either of which has the capability of ultimately filling that extra space, and we may end up having to move one of them out, but good prospects for filling that up quickly.
You may recall that a year ago we opened the site we have in Leyte. We had I think an 18-month plan to fill it up and we filled it in 9 months. So hopefully, we’ll have similar results in some of the other spaces.
And the Dominican Republic, what’s nice about that is that it is a — we rent by the seat, versus having to rent the entire complex, so we don’t have extra costs to carry empty seats in that location. We only pay for what we need.
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APAC Customer Service, Inc.	APAC	Q1 2010 Earnings Call	May 13, 2010
Company•	Ticker•	Event Type•	Date•
<Q>: Okay. Great. Thank you very much.
Operator: Thank you. [Operator Instructions] We have a question from Howard Smith.
<Q — Howard Smith>: It’s just a quick follow-up on some housekeeping items. On the settlement, the 2.4 million, would that be a Q2, or might that drag on to a Q3 cash expense — cash payment?
<A — Andrew Szafran>: It’s probably Q3, based on the timing of it, Howard.
<A — Michael Marrow>: Right.
<Q — Howard Smith>: Okay. And on the cash taxes, you said 5% for the year. I assume that’s somewhat de minimis in the first half of the year and then ramping at a run rate going to the next year of cash taxes approaching your accrual GAAP rate?
<A — Andrew Szafran>: Correct.
<Q — Howard Smith>: Okay. Thank you much.
<A — Andrew Szafran>: Thanks, Howard.
Operator: Thank you. I’m showing no further questions at this time, gentlemen.
Michael P. Marrow, President and Chief Executive Officer
Okay, Operator.
Thank you. I’ll close by once again saying thanks to everyone for joining us this morning. As you know, we are a results oriented company focused on delivering great service to our clients and great results for our shareholders. We appreciate your interest in the business. We are especially grateful for the work our clients trust us to perform and the dedication of all the people who are part of APAC. We look forward to our next call, and we’ll be sharing the results for the second quarter of 2010. Thank you.
Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all disconnect.
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